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     FORM 4                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
----------------                                     Washington, D.C. 20549                             ----------------------------
                                                                                                        OMB Number:        3235-0287
/  /  Check this box if no                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:  September 30, 1998
      longer subject to                                                                                 Estimated Average burden
      Section 16, Form 4 or                                                                             hours per response.......0.5
      Form 5 obligations                                                                                ----------------------------
      may continue.
      See Instruction 1 (b)

      (Print or Type Responses)

                                         Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                                       Utility Holding Company Act of 1935 or Section 30 (f)
                      of the Investment Company Act of 1940
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1. Name and Address of Resorting          2. Issuer Name and Ticker Trading Symbol          3. Relationship of Reporting Person(s)
   Person*                                                                                     to Issuer
                                                                                               (Check all applicable)
   Renaissance Capital Growth                Integrated Security Systems, Inc. (IZZI)           ___ Director      _X_ 10% Owner
   & Income Fund III, Inc.                                                                      ___ Officer       ___ Other (Specify
                                                                                                    (give             below)
                                                                                                    title
                                                                                                    below
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(Last)   (First)   (Middle)               3. IRS or Social      4. Statement for
                                             Security Number       Month/Year
                                             of Reporting
                                             Person
                                             (Voluntary)
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8080 N. Central Expressway
Suite 210 LB-59
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                                                                   October 2001
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       (Street)                                                 5.  If Amendment            7. Individual or Joint/Group
                                                                    Date of Original           Filing (check applicable line)
                                             75-2533518             (Month/Year)
Dallas     TX     75206-1857                                                                   _X_  Form filed by One Reporting
                                                                                                    Person
                                                                                               ____ Form filed by More than One
                                                                      November 1998                 Reporting Person
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(City)     (State)     (Zip)

                         Table I -- Non - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Type of Security       2. Trans-    3. Trans-       4. Securities Acquired      5. Amount of        6. Owner-       7. Nature of
   (Instr. 3)                action       action          (A) or Disposed of (D)      Securities          ship            Indirect
                             Date         Code            (Instr. 3, 4 and 5)         Beneficially        Form:           Beneficial
                             (Month/      (Instr. 8)                                  Owned at            Direct          Owner-
                             Date/                                                    End of Month        (D) or          Ship
                             Year)                                                    (Instr. 3           Indirect (I)    (Instr. 4)
                                                                                      and 4)              (Instr.4)
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                                       (A)
                                       Code      V      Amount     or       Price
                                       (D)
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Common Stock                                                                          393,259             D
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REMARKS: Renaissance Capital Growth & Income Fund III, Inc. is the beneficial owner of more than 10% of Company's common stock on a fully converted basis. The Investment Advisor is Renaissance Capital Group, Inc., which is also Investment Manager for Renaissance
US Growth and Income Trust PLC. Renaissance US Growth and Income Trust PLC also owns securities of Integrated Security Systems, Inc.
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Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly. (Over)
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* If the form is filed by more than one reporting person, see Instruction 5(b)(v). SEC 1474 (7-96)
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FORM                                4 (continued) Table II --- Derivative
                                    Securities Acquired, Disposed of, or
                                    Beneficially Owned (e.g..puts, calls,
                                    warrants, options, convertible securities)
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1. Title of Deriva-     2. Conver-      3. Trans-     4. Trans-     5. Number of      6. Date Exer-    7. Title and      8. Price of
   tive Security           sion or         action        action        Derivative        cisable          Amount of         Deriv-
   (Instr. 3)              Exercise        Date          Code          Securities        and              Underlying        ative
                           Price of                      (Instr.       Acquired          Expiration       Securities        Secur-
                           Deri-           Month/        8)            (A) or            Date             (Instr. 3         ity
                           vative          Date/                       Disposed          (Month/Day/      and 4)            (Instr.
                           Security        Year)                       of (D)            Year)                              5)
                                                                       (Instr. 3,
                                                                       4 and 5)
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                                                                                        Date     Expira-          Amount
                                                                                        Exer-    tion     Title   or Number
                                                                                        cisable  Date             of Shares
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                                                      Code     V       (A)      (D)
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Warrants                                                                                                                      $1.75
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Warrants                                                                                                                      $0.80
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Warrants                                                                                                                      $0.80
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Warrants                                                                                                                     $0.549
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Series D Preferred Stock                                                                                                      $0.80
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Warrants                                                                                                                      $1.00
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Series F Cumulative                                                                                                           $0.20
Preferred Stock
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Series G Cumulative
Preferred Stock                                                                                                               $0.20
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Warrants                 $0.20           09/27/01       P             150,000            Immed.   09/27/06  Common   150,000  $0.20
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Warrants                 $0.20           09/27/01       P             225,000            Immed.   09/27/06  Common   225,000  $0.20
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Warrants                 $0.20           10/12/01       P             125,000            Immed.   10/12/06  Common   125,000  $0.20
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Warrants                 $0.20           10/26/01       P             125,000            Immed.   10/26/06  Common   125,000  $0.20
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9. Number of 10. Ownership 11. Nature of derivative Form of Indirect  Securities
Derivative Beneficial Beneficilly Security: Ownership Owned Direct (D) (Instr.4)
at    End    of    or     Indirect     Month     (I)     (Instr.4)     (Instr.4)
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12,500                                                                         D
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187,500                                                                        D
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125,000                                                                        D
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364,299                                                                        D
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187,500                                                                        D
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125,000                                                                        D
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2,714,945                                                                      D
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18,334,755                                                                     D
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150,000                                                                        D
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225,000                                                                        D
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125,000                                                                        D
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125,000                                                                        D
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Explanation of Responses:  Renaissance Capital Growth & Income Fund III, Inc. is
the beneficial  owner of more than 10% of the Company's  common stock on a fully converted basis. On September 27, 2001,  October 12, 2001, and October 26, 2001,
Renaissance  Capital  Growth and Income  Fund III,  Inc.,  acquired  warrants to purchase  375,000,  125,000,  and 125,000 shares  respectively  of the Company's common stock. The Investment  Advisor is Renaissance  Capital Group, Inc., which is also  Investment  Manager  for  Renaissance  US Growth and Income  Trust PLC.
Renaissance  US Growth and Income Trust PLC also owns  securities  of Integrated
Security Systems, Inc.

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                                                            Russell Cleveland, President &
                                                            CEO, Renaissance Capital Growth & Income Fund III, Inc.
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                                                                                                            November 9, 2001
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** Intentional misstatements or omissions of facts **Signature of Reporting
   Person Date constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)
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Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient,
      See Instruction 6 for procedure.                                                                      Page 2
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Potential persons who are to respond to the collection of information contained                                      SEC 1474 (7-96)
in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                            1997(C)       ProFormWare  561-447-6684
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